                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2 )
                                             ---

                          PACIFIC GAS AND ELECTRIC COMPANY
                        --------------------------------

                                (Name of Issuer)

                           5% Non-Redeemable Preferred
                        --------------------------------
                         (Title of Class of Securities)

                                   694308-40-4
                                ----------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following pages(s))

                                  SCHEDULE 13G

CUSIP NO.   694308-40-4

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1)   Name of Reporting Person           The Travelers Indemnity Company
     S.S. or I.R.S Identification       06-0566050
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                          Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                             20,000
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                        20,000
-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      20,000

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    5.0%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   694308-40-4

--------------------------------------------------------------------------------

1)   Name of Reporting Person           Travelers/Aetna Property Casualty Corp.
     S.S. or I.R.S Identification       06-1445591
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                              Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                             20,000
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                        20,000
-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      20,000

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    5.0%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   694308-40-4

--------------------------------------------------------------------------------

1)   Name of Reporting Person           The Travelers Insurance Group Inc.
     S.S. or I.R.S Identification       06-1008174
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                          Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                             20,000
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                        20,000
-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      20,000

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    5.0%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                HC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   694308-40-4

--------------------------------------------------------------------------------

1)   Name of Reporting Person           PFS Services, Inc.
     S.S. or I.R.S Identification       58-1708749
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                              Georgia

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                             20,000
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                        20,000

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      20,000

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    5.0%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                HC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   694308-40-4

--------------------------------------------------------------------------------

1)   Name of Reporting Person           Associated Madison Companies, Inc.
     S.S. or I.R.S Identification       13-3140258
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                              Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                             20,000
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                        20,000

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      20,000

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    5.0%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                CO
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   694308-40-4

--------------------------------------------------------------------------------

1)   Name of Reporting Person           Travelers Group Inc.
     S.S. or I.R.S Identification       52-1568099
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                              Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                             24,591
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                        24,591

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      24,591

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    6.1%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                HC
     (See Instructions)

--------------------------------------------------------------------------------

Item 1(a) Name of Issuer:

     PACIFIC GAS AND ELECTRIC COMPANY


Item 1(b) Address of Issuer's Principal Executive Offices:

     77 Beale Street
     P. O. Box 770000
     San Francisco, CA 94177


Item 2(a) Names of Persons Filing:

     The Travelers Indemnity Company ("Indemnity")

     Travelers/Aetna Property Casualty Corp. ("TAP")

     The Travelers Insurance Group, Inc. ("Group")

     PFS Services, Inc. ("PFS")

     Associated Madison Companies, Inc. ("AMAD")

     Travelers Group Inc. (formerly The Travelers Inc.) ("TRV")


Item 2(b) Address of Principal Business Office or, if none, Residence:

     The address of the principal business office of each of Indemnity, TAP and Group is:

     One Tower Square
     Hartford, CT  06183


     The address of the principal business of PFS is:

     3120 Breckinridge Blvd.
     Duluth, Georgia  30199-0001


     The address of the principal business office of AMAD and TRV is:

     388 Greenwich St.
     New York, NY  10013


Item 2(c) Citizenship:

     Indemnity and Group are Connecticut corporations.

     PFS is a Georgia Corporation

     TAP, AMAD and TRV are Delaware corporations.


Item 2(d) Title of Class of Securities:

     5% Non-Redeemable Preferred


Item 2(e) CUSIP Number:

     694308-40-4

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)  [   ]  Broker or Dealer registered under Sec. 15 of the Act

          (b)  [   ]  Bank as defined in Sec. 3(a)(6) of the Act

          (c)  [   ]  Insurance Company as defined in Sec. 3(a)(19) of the Act

          (d)  [   ]  Investment Company registered under Sec. 8 of the
                      Investment Company Act

          (e)  [   ]  Investment Adviser registered under Sec. 203 of the
                      Investment Advisers Act of 1940

          (f)  [   ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
                      Act of 1974 or Endowment Fund; see
                      Sec. 240.13d-1(b)(1)(ii)(F)

          (g)  [ X ]  Parent Holding Company, in accordance with Sec. 240.13d-
                      1(b)(ii)(G)  (Note: See Item 7)

          (h)  [   ]  Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)


Item 4. Ownership (as of December 31, 1996)

          (a)  Amount Beneficially Owned:  See Item 9 of cover pages

          (b)  Percent of Class:  See Item 11 of cover pages

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote

               (ii)  shared power to vote or to direct the vote

               (iii)  sole power to dispose or to direct the disposition of

               (iv)  shared power to dispose or to direct the disposition of

          See Items 5-8 of cover pages

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
     than five percent of the class of securities, check the following [   ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     TAP is the sole stockholder of Indemnity; Group is the majority stockholder of TAP; PFS is the sole stockholder of Group;
     AMAD is the sole stockholder of PFS; and TRV is the sole stockholder of AMAD


Item 8.  Identification and Classification of Members of the Group

     Not Applicable.


Item 9.  Notice of Dissolution of Group

     Not Applicable.

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 28, 1997

                      The Travelers Indemnity Company



                      By: /s/ Marla A. Berman
                         ---------------------------
                         Name:  Marla A. Berman
                         Title:   Assistant Secretary


                      Travelers/Aetna Property Casualty Corp.



                      By: /s/ Shelley J. Dropkin
                         -----------------------------
                         Name:  Shelley J. Dropkin
                         Title:   Assistant Secretary


                      The Travelers Insurance Group Inc.



                      By: /s/ Charles J. Gallo, Jr.
                         ---------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:   Assistant Controller


                        PFS SERVICES, INC.



                      By: /s/ Charles J. Gallo, Jr.
                         ---------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:   Vice-President and Controller


                      Associated Madison Companies, Inc.



                      By: /s/ Charles J. Gallo, Jr.
                         ---------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:   Vice-President and Controller


                      TRAVELERS GROUP INC.



                      By: /s/ Charles J. Gallo, Jr.
                         ---------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:   Assistant Controller

                         EXHIBIT INDEX TO SCHEDULE 13G
                         -----------------------------



EXHIBIT 1
---------

Agreement among Indemnity, TAP,
Group, PFS, AMAD and TRV
as to joint filing of
Schedule 13G